As filed with the Securities and Exchange Commission on March 20, 2001
                                                    Registration No. 333-39716
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                               CELGENE CORPORATION
             (Exact name of registrant as specified in its charter)


                 Delaware                              22-2711928
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                               7 Powder Horn Drive
                            Warren, New Jersey 07059
                                 (732) 271-1001
               (Address of principal executive offices) (Zip code)

                -------------------------------------------------
                Celgene Corporation 1998 Long-Term Incentive Plan
                -------------------------------------------------

              John W. Jackson                          Copies to:
            Celgene Corporation                  Robert A. Cantone, Esq.
            7 Powder Horn Drive                    Proskauer Rose LLP
         Warren, New Jersey 07059                    1585 Broadway
              (732) 271-1001                 New York, New York 10036-8299
    (Name, address, including zip code,              (212) 969-3000
      and telephone number, including
     area code, of agent for service)


                -------------------------------------------------


================================================================================

Explanatory Note:

The Reoffer Prospectus set forth below and filed as part of this Post-Effective Amendment No. 1 to the Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act of 1933, as amended, and in accordance with Section C of the General Instructions to Form S-8. The Reoffer Prospectus may be used for reofferings and resales of common stock by the Selling Stockholders as identified on page 12 of the Reoffer Prospectus, who are Affiliates of the Registrant (as defined in Rule 501(b) of Regulation D of the Security Act of 1933). The Selling Stockholders will acquire the shares of common stock upon exercise of options granted to them through the Registrant's 1998 Long-Term Incentive Plan.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.








                               CELGENE CORPORATION

                               REOFFER PROSPECTUS

                                2,298,500 SHARES

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)

                      FOR AFFILIATES OF CELGENE CORPORATION


This prospectus has been prepared for use in connection with proposed sales of up to 2,298,500 shares (the "Securities") of common stock, par value $0.01 per share of Celgene Corporation, which may be made from time to time by or for the account of certain selling stockholders listed on page 12 (the "Selling Stockholders"). We will receive no part of the proceeds of this offering. The Selling Stockholders will acquire the shares of common stock upon exercise of options granted to them pursuant to the Celgene Corporation 1998 Long-Term Incentive Plan (the "1998 Plan"). We will bear the cost of filing this prospectus and each Selling Stockholder will bear the cost of selling its shares of common stock.

Our common stock is traded on the NASDAQ National Market under the symbol "CELG." The last reported sale price on March 15, 2001 was $21.5625 per share.

The common stock may be sold in transactions in the NASDAQ National Market at market prices then prevailing, in negotiated transactions or otherwise. See "Plan of Distribution."

                            -------------------------

                     This offering involves material risks.
                     See "Risk Factors" beginning on page 4.

                           --------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           --------------------------


                 The date of this prospectus is March 20, 2001.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information, including the consolidated financial statements and the notes to the consolidated financial statements and other information, incorporated herein by reference to this prospectus.

                                   THE COMPANY

     We are a Delaware corporation incorporated in 1986, and are an independent biopharmaceutical company engaged primarily in the discovery, development and commercialization of orally administered, small molecule drugs for the treatment of cancer and immunological diseases via gene regulation. The key mechanisms of action for our drugs are modulation of the overproduction of tumor necrosis factor alpha ("TNF(alpha)"), modulation of intra-cellular signaling pathways, and inhibition of angiogenesis. We had total revenues of $84.2 million in 2000.


     The Food and Drug Administration ("FDA") approved our first commercialized product, THALOMID (thalidomide), for sale in the United States in July 1998. The approved indication for THALOMID is for the treatment of acute cutaneous manifestations of moderate to severe erythema nodosum leprosum ("ENL") and as maintenance therapy for prevention and suppression of cutaneous manifestation recurrences. ENL is an inflammatory complication of leprosy. We sell this product in the United States through our 98 person sales and commercialization organization.

     Our pipeline of new drugs is highlighted by four classes of orally administered therapeutic agents: ImmunoModulatory Drugs ("IMiDs"), Selective Cytokine Inhibitory Drugs ("SelCIDs"), Selective Estrogen Receptor Modulators ("SERMS") and cJun N-terminal kinase ("JNK") inhibitors. The IMiD class is based on the activity of THALOMID in modulating the overproduction of TNF(alpha) and inhibiting angiogenesis. In preclinical studies, our IMiDs have demonstrated a higher level of activity than thalidomide. In animal models, these compounds did not cause birth defects or sedation. As announced in February 2000, two IMiDs were well-tolerated in healthy human volunteers of Phase I trials. Two Phase I/II clinical studies of the lead ImiDs in multiple myeloma were initiated in 2000 at the Dana-Farber Cancer Institute and the University of Arkansas Cancer Research Center.

     The second class of compounds, SelCIDs, is designed to modulate TNF(alpha) by selectively inhibiting phosphodiesterase ("PDE") 4, a key cell-signaling enzyme. Our SelCIDs are targeted to control inflammation without broad suppression of the immune system. Our lead SelCID compound, CDC 801, was safe and well tolerated in human Phase I trials. Common side effects of known PDE 4 inhibitors such as nausea or vomiting did not occur. CDC 801 is currently being tested in a Phase II trial for Crohn's disease and the results are expected in 2001. A Phase I trial was initiated for the second-generation SelCID compound, CDC 998, which is significantly more potent than CDC 801.

     The SERMs are a class of drugs designed to mimic the positive effects of estrogen by inhibiting bone loss in postmenopausal women, while avoiding some of estrogen's adverse effects such as increasing risk of breast and uterine cancer. We intend to file an IND for the next generation SERMs as an anti-cancer agent in 2001.

     The fourth class of compounds are the JNK inhibitors. The JNK pathway controls the expression of specific sets of genes involved in cancer and inflammation. Drugs that inhibit JNK activation are expected to selectively block the over-activation of inducible genes and not affect normal cellular functions. We anticipate initiating a Phase I clinical trial for the lead JNK inhibitor in 2002.

     Our chiral chemistry program develops chirally pure versions of existing compounds for both pharmaceutical and agrochemical markets, including d-methylphenidate ("d-MPH"), our chirally pure version of Ritalin(R), for the treatment of attention deficit disorder and attention deficit hyperactivity disorder. In April 2000, we announced that we had granted Novartis Pharma AG an exclusive worldwide license (except Canada) for the development and marketing of d-MPH in return for substantial milestone payments and royalties on d-MPH and all products in the Ritalin family of drugs. We have retained the rights to develop d-MPH for cancer-associated disorders.

     Our principal executive offices are located at 7 Powder Horn Drive, Warren, New Jersey 07059, and our telephone number is (732) 271-1001. Additional information regarding us is set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (which is incorporated herein by reference).

                                  RISK FACTORS

     You should carefully consider the following risk factors, as well as the other information contained in this prospectus or incorporated herein by reference in this prospectus, before purchasing any of our common stock.


If we are unsuccessful in developing and commercializing our products, our business, financial condition and results of operations could be materially adversely affected.

     Many of our products and processes are in the early or mid-stages of development and will require the commitment of substantial resources, extensive research, development, preclinical testing, clinical trials, manufacturing scale-up and regulatory approval prior to being ready for sale. We have not yet sold any of our products, other than THALOMID. All of our other products will require further development, clinical testing and regulatory approvals, and there can be no assurance that commercially viable products will result from these efforts, If any of our products, even if developed and approved, cannot be successfully commercialized, our business, financial condition and results of operations could be materially adversely affected.

During the next several years, we will be very dependent on the commercial success of THALOMID.

     At our present level of operations, we may not be able to attain profitability if physicians prescribe THALOMID only for those who are diagnosed with ENL. Under current regulations of the FDA we are precluded from promoting THALOMID outside this approved use. The market for the use of THALOMID in patients suffering from ENL is relatively small. We have initiated clinical studies to examine whether or not THALOMID is effective and safe when used to treat disorders other than ENL, but we do not know whether these studies will in fact demonstrate safety and efficacy, or if they do, whether we will succeed in receiving regulatory approval to market THALOMID for additional indications. If the results of these studies are negative, or if adverse experiences are reported in these clinical studies or otherwise in connection with the use of THALOMID by patients, this could undermine physician and patient comfort with the product, could limit the commercial success of the product and could even impact the acceptance of THALOMID in the ENL market. FDA regulations restrict our ability to communicate the results of additional clinical studies to patients and physicians without first obtaining approval from the FDA to expand the authorized uses for this product.

If our products are not accepted by the market, our business, financial condition and results of operations could be materially adversely affected.

     There can be no assurance that those of our products that receive regulatory approval, including THALOMID, or those products for which no regulatory approval is required, will achieve market acceptance. A number of factors render the degree of market acceptance of our products uncertain, including the extent to which we can demonstrate the products' efficacy, safety and advantages, if any, over competing products, as well as the reimbursement policies of third party payors, such as government and private insurance plans. Failure of our products to achieve market acceptance would have a material adverse effect on our business, financial condition and results of operations.

We face a risk of product liability claims and may not be able to obtain insurance.

     We may be subject to product liability or other claims based on allegations that the use of our technology or products has resulted in adverse effects, whether by participants in our clinical trials or by patients using our products. Thalidomide, when used by pregnant women, has resulted in serious birth defects. Therefore, necessary and strict precautions must be taken by physicians prescribing the drug to women with childbearing potential, and there can be no assurance that such precautions will be observed in all cases or, if observed, will be effective. Use of thalidomide has also been associated, in a limited number of cases, with other side effects, including nerve damage. Although we have product liability insurance that we believe is appropriate, there can be no assurance that we will be able to obtain additional coverage if required, or that such coverage will be adequate to protect us in the event claims are asserted against us. Our obligation to defend against or pay any product liability or other claim may have a material adverse effect on our business, financial condition and results of operations.

We have a history of operating losses and an accumulated deficit and may need to seek additional funding.

     We have sustained losses in each year since our incorporation in 1986. We sustained net losses applicable to common stockholders of $16.3 million and $30.5 million for the years ended December 31, 2000 and 1999. We had an accumulated deficit of $220.5 million at December 31, 2000. We expect to make substantial expenditures to further develop and commercialize our products. We expect that our rate of spending will accelerate as the result of increased clinical trial costs and expenses associated with regulatory approval and commercialization of products now in development.

We may experience significant fluctuations in our quarterly operating results.

     We have historically experienced, and expect to continue for the foreseeable future to experience, significant fluctuations in our quarterly operating results. These fluctuations are due to a number of factors, many of which are outside our control, and may result in volatility of our stock price. Future operating results will depend on many factors, including:

           o     demand for our products;

           o     regulatory approvals for our products;

           o the timing of the introduction and market acceptance of new products by us or competing companies;

           o     the timing of certain research and development milestones; and

           o     our ability to control our costs.

We have no manufacturing capabilities and we are dependent on one supplier for the raw material and one manufacturer for the formulation and encapsulation of THALOMID.

     We currently have no experience in, or our own facilities for, manufacturing any products on a commercial scale. Currently, we obtain all of our bulk drug material for THALOMID from a single supplier and rely on a single manufacturer to formulate and encapsulate THALOMID. The FDA requires that all suppliers of pharmaceutical bulk material and all manufacturers of pharmaceuticals for sale in or from the United States achieve and maintain compliance with the FDA's current Good Manufacturing Practice, or cGMP, regulations and guidelines. If the operations of the sole supplier or the sole manufacturer were to become unavailable for any reason, the required FDA review and approval of the operations of a new supplier or new manufacturer could cause a delay in the manufacture of THALOMID which could have a material adverse effect on our business, financial condition and results of operations. We intend to continue to utilize outside manufacturers if and when needed to produce our other products on a commercial scale. If our outside manufacturers do not meet our requirements for quality, quantity or timeliness, or do not achieve and maintain compliance with all applicable regulations, our business, financial condition and results of operations could be materially adversely affected.

We have limited marketing and distribution capabilities.

     Although we have a 98-person sales and commercialization group to sell THALOMID, we may be required to seek a corporate partner to provide marketing services with respect to our other products. Any delay in developing these resources could have a material adverse impact on our results of operations. We have contracted with a speciality distributor to distribute THALOMID. Failure of this specialty distributor to perform its obligations could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on collaborations and licenses with third parties.

     Our ability to fully commercialize our products, if developed, may depend to some extent upon our entering into joint ventures or other arrangements with established pharmaceutical companies with the requisite experience and financial and other resources to obtain regulatory approvals and to manufacture and market such products. Accordingly, our success may depend, in part, upon the subsequent success of such third parties in performing preclinical and clinical trials, obtaining the requisite regulatory approvals, scaling up manufacturing, successfully commercializing the licensed product candidates and otherwise performing their obligations to us. We cannot assure you that:

           o we will be able to enter into joint ventures or other arrangements on acceptable terms, if at all;

           o     our joint ventures or other arrangements will be successful;

           o our joint ventures or other arrangements will lead to the successful development and commercialization of any products;

           o we will be able to obtain or maintain proprietary rights or licenses to any technology or products developed in connection with our joint ventures or other arrangements; or

           o we will be able to preserve the confidentiality of any proprietary rights or information developed in connection with our joint ventures or other arrangements.

The hazardous materials we use in our research and development could result in significant liabilities which could exceed our insurance coverage and financial resources.

     We use some hazardous materials in our research and development activities. While we believe we are currently in substantial compliance with the federal, state and local laws and regulations governing the use of these materials, we cannot assure you that accidental injury or contamination will not occur. Any such accident or contamination could result in substantial liabilities, which could exceed our insurance coverage and financial resources. Additionally, we cannot assure you that the cost of compliance with environmental and safety laws and regulations will not increase in the future.

The pharmaceutical and agrochemical industries are subject to extensive government regulation and there is no assurance of regulatory approval.

     The preclinical development, clinical trials, manufacturing, marketing and labeling of pharmaceuticals are all subject to extensive regulation by numerous governmental authorities and agencies in the United States and other countries. There can be no assurance that we will be able to obtain the necessary approvals required to market our products in any of these markets. The testing, marketing and manufacturing of our products will require regulatory approval, including approval from the FDA and, in some cases, from the U.S. Environmental Protection Agency, or the EPA, and the U.S. Department of Agriculture, or the USDA, or governmental authorities outside of the United States that perform roles similar to those of the FDA and EPA. Certain of our pharmaceutical products in development also fall under the Controlled Substances Act of 1970, or the CSA, which requires authorization by the U.S. Drug Enforcement Agency, or the DEA, of the U.S. Department of Justice in order to handle and distribute these products. It is not possible to predict how long the approval processes of the FDA, EPA, DEA or any other applicable federal, state or foreign regulatory authority or agency for any of our products will take or whether any such approvals ultimately will be granted. Positive results in preclinical testing and/or early phases of clinical studies are no assurance of success in later phases of the approval process. Risks associated with the regulatory approval process include:

          o in general, preclinical tests and clinical trials can take many years, and require the expenditure of substantial resources, and the data obtained from these tests and trails can be susceptible to varying interpretation that could delay, limit or prevent regulatory approval;

          o delays or rejections may be encountered during any stage of the regulatory process based upon the failure of the clinical or other data to demonstrate compliance with, or upon the failure of the product to meet, a regulatory agency's requirements for safety, efficacy and quality or, in the case of a product seeking an orphan drug indication, because another designee received approval first;

          o requirements for approval may become more stringent due to changes in regulatory agency policy, or the adoption of new regulations or legislation;

          o the scope of any regulatory approval, when obtained, may significantly limit the indicated uses for which a product may be marketed;

          o approved drugs and agrochemicals, as well as their manufacturers, are subject to continuing and on-going review, and discovery of previously unknown problems with these products may result in restrictions on their manufacture, sale or use or in their withdrawal from the market; and

          o regulatory authorities and agencies may promulgate additional regulations restricting the sale of our existing and proposed products.

     Once a product receives marketing clearance, we cannot guarantee that the FDA will permit us to market those products for broader or different applications, or that it will grant us clearance with respect to separate product applications which represent extensions of our basic technology, or that existing clearances will not be withdrawn or modified in a significant manner. In addition, it is possible that the FDA will promulgate additional regulations restricting the sale of our present or proposed products.

     Labeling and promotional activities are subject to scrutiny by the FDA and state regulatory agencies and, in some circumstances, by the Federal Trade Commission. FDA enforcement policy prohibits the marketing of approved products for unapproved, or off-label, uses. These regulations, and the FDA's interpretation of them, may impair our ability to effectively market THALOMID or other products which gain marketing clearance. The FDA actively enforces regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained. Failure to comply with these requirements can result in regulatory enforcement action by the FDA. The FDA is aware that physicians prescribe THALOMID for off-label uses, and on April 21, 2000 we received an FDA Warning Letter regarding off-label promotions. We have responded to the FDA and believes it has taken all actions necessary to insure that THALOMID is properly and safely commercialized. FDA approval of THALOMID requires that we distribute it under the rigid standards of our S.T.E.P.S.(TM) program in order to maintain approval.

     Delays in obtaining, or the failure to obtain and maintain, necessary approvals from the FDA, EPA, DEA or other applicable regulatory authorities or agencies for our proprietary products or regulatory enforcement actions by FDA concerning our marketing practices would have a material adverse effect on our business, financial condition and results of operations.

We may not be able to protect our intellectual property.

     Our success will depend, in part, on our ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties, when necessary, and conduct our business without infringing upon the proprietary rights of others. The patent positions of pharmaceutical firms, including ours, can be uncertain and involve complex legal and factual questions. In addition, the coverage sought in a patent application may not be obtained or may be significantly reduced before the patent is issued. Consequently, we do not know whether any of our pending applications, or any pending application we have licensed-in from third parties, will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or commercial advantage. Since, under the current patent laws, patent applications in the United States are maintained in secrecy until patents issue, and since publications of discoveries in the scientific and patent literature often lag behind actual discoveries, we cannot be certain that we were, or that the third parties from whom we have licensed patents or patent applications were, the first to make the inventions covered by the patents and patent applications in which we have rights, or that such patents and patent applications were the first to be filed on such inventions. In the event that a third party has also filed a patent application for any of the inventions described in our patents or patent applications, or those we have licensed-in, we could become involved in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of invention. Such an interference could result in the loss of a United States patent or loss of any opportunity to secure United States patent protection for that invention. Even if the eventual outcome is favorable to us, such interference proceedings could result in substantial cost to us. Moreover, different countries have different procedures for obtaining patents, and patents issued in different countries provide different degrees of protection against the use of a patented invention by others. There can be no assurance, therefore, that the issuance to us or our licensor, in a given country, of a patent covering an invention will be followed by the issuance, in other countries, of patents covering the same invention, or that any judicial interpretation of the validity, enforceability or scope of the claims in a patent issued in one country will be similar to the interpretation given to the corresponding patent issued in another country. Furthermore, even if our patents, or those we have licensed are found valid and enforceable, there can be no assurance that competitors will not be able to design around such patents and compete with us using the resulting alternative technology. If any of our issued or licensed patents are infringed, we cannot guarantee that we will be successful in enforcing our intellectual property rights. Moreover we cannot assure you that we can successfully defend against any patent infringement suit that may be brought against us by a third party. Patent infringement lawsuits in the pharmaceutical and biotechnology industries can be complex, lengthy and costly to both parties. An adverse outcome in such a litigation could cause us to lose exclusivity relating to the subject matter delineated by such patent claims and may have a material adverse effect on our business. If a third party is found to have rights covering products or processes used by us, we could be forced to cease using these products or processes, subject to significant liabilities to such third party and/or required to license technologies from such third party. Further, we rely upon unpatented proprietary and trade secret technology that we try to protect, in part, by confidentiality agreements with our collaborative partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. We cannot assure you that these agreements will not be breached or that we would have adequate remedies for any such breach. We cannot assure you that, despite precautions taken by us, others have not and will not obtain access to our proprietary technology or that such technology will not be found to be non-proprietary or not a trade secret. Our right to practice the inventions claimed in some patents which relate to THALOMID arises under licenses granted to us by others, including The Rockefeller University and EntreMed, Inc. While we believe these agreements to be valid and enforceable, we cannot assure you that our rights under these agreements will continue or that disputes concerning these agreements will not arise. In addition, certain of the grants contained in the licenses granted to us depend upon the validity and enforceability of other agreements to which we are not a party.

The pharmaceutical and agrochemical industries are highly competitive and subject to rapid and significant technological change.

     The pharmaceutical and agrochemical industries in which we operate are highly competitive and subject to rapid and significant technological change. Our present and potential competitors include major chemical and pharmaceutical companies, as well as specialized pharmaceutical firms. Most of these companies have considerably greater financial, technical and marketing resources than us. We also experience competition from universities and other research institutions and, in some instances, we compete with others in acquiring technology from these sources. The pharmaceutical and agrochemical industries have undergone, and are expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technical advances in each field are made and become more widely known. The development of products or processes with significant advantages over those that we are seeking to develop could have a material adverse effect on our business, financial condition and results of operations.

Sales of our products are dependent on third-party reimbursement.

     Sales of our products will depend, in part, on the extent to which the costs of our products will be paid by health maintenance, managed care, pharmacy benefit and similar health care management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. These health care management organizations and third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been targeted in this effort. We cannot assure you that our products will be considered cost effective by payors, that reimbursement will be available or, if available, that the level of reimbursement will be sufficient to allow us to sell our products on a profitable basis.

The price of our common stock has experienced substantial volatility and may continue to do so in the future.

     There has been significant volatility in the market prices for publicly traded shares of pharmaceutical companies, including ours. In 2000, the price of our common stock fluctuated from a high of $74.25 to a low of $18.9167 (as adjusted for a three-for-one stock split in April 2000). On March 14, 2001, our common stock closed at a price of $21.8125. The price of our common stock may not remain at or exceed current levels. The following factors may have an adverse impact on the market price of our common stock:

          o announcements of technical or product developments by us or our competitors;

          o    market conditions for pharmaceutical and biotechnology stocks;

          o    market conditions generally;

          o    governmental regulation;

          o    healthcare legislation;

          o public announcements regarding medical advances in the treatment of the disease states that we are targeting;

          o    patent or proprietary rights developments;

          o    changes in third-party reimbursement policies for our products;
               or

          o    fluctuations in our operating results.

The number of shares of our common stock eligible for future sale could adversely affect the market price of our common stock.

     Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock. As of February 15, 2001, there were outstanding stock options for 7,821,206 shares of common stock, of which 3,446,261 were currently exercisable, and warrants outstanding that are exercisable for 1,076,690 shares of common stock. These amounts include outstanding options and warrants of Signal Pharmaceuticals, Inc. ("Signal") which we assumed as part of a merger (the "Merger") with Signal on August 31, 2000 and which were converted into outstanding options and warrants of our common stock pursuant to an exchange ratio. In addition, as of February 15, 2001, the 9.0% convertible notes issued on July 6, 1999 can be converted into 1,578,876 shares of common stock. Upon issuance or conversion, all of these shares of common stock will be freely tradable.

We may not realize the benefits of the combined businesses, operations and personnel as a result of the Merger, which could diminish the expected benefits of the Merger.

     Achieving the expected benefits of the Merger will depend in large part on the successful integration of the combined businesses, operations and personnel in a timely and efficient manner. We must integrate the information systems, product development, administration and other organizations of the combined company and the geographical distance between our facilities in Warren, New Jersey, and Signal's facilities in San Diego, California. This may be difficult and unpredictable because of possible cultural conflicts and different opinions on technical, operational and other integration decisions. We must also integrate the employees of the combined company. The operations, management and personnel of the combined company may not be compatible, and we may also experience the loss of key personnel for that reason.

        The diversion of management attention and any difficulties or delays encountered in the transition and integration process following the Merger could have a material adverse effect on the conbined company's business, financial condition and operating results.

        We expect to incur costs from integrating Signal's operations and personnel. These costs may be substantial and may include costs for:

o  employee redeployment or severance; and

o  conversion of information systems.

        We cannot assure you that we will be successful in these integration efforts or that we will realize the expected benefits of the Merger.

Our shareholder rights plan and certain charter and by-law provisions may deter a third party from acquiring us.

     Our board of directors has adopted a shareholder rights plan, the purpose of which is to protect stockholders against unsolicited attempts to acquire control of us that do not offer a fair price to all of our stockholders. The rights plan may have the effect of dissuading a potential acquirer from making an offer for our common stock at a price that represents a premium to the then current trading price.

     Our board of directors has the authority to issue, at any time, without further stockholder approval, up to 5,000,000 shares of preferred stock, and to determine the price, rights, privileges and preferences of those shares. Any issuance of preferred stock could discourage a third party from acquiring a majority of our outstanding voting stock. Additionally, our board of directors has adopted certain amendments to our by-laws intended to strengthen the board's position in the event of a hostile takeover attempt.

     Furthermore, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, which may also dissuade a potential inquiror of our common stock.

                                 USE OF PROCEEDS

     The shares of common stock being offered hereby are for the account of the Selling Stockholders. Accordingly, we will not receive any of the proceeds from the sale of the shares being offered hereby. See "Selling Stockholders."


                              SELLING STOCKHOLDERS

     The shares of common stock to which this Reoffer Prospectus relates may be reoffered and sold from time to time by Selling Stockholders who are Affiliates (as defined in Rule 501(b) of Regulation D of the Securities Act of 1933). The Selling Stockholders will acquire the shares of common stock upon exercise of options granted to them pursuant to the 1998 Plan. The table below identifies each Selling Stockholder, the relationship to the Company and the respective number of shares of common stock beneficially owned by each Selling Stockholder as of March 20, 2001.



Selling Stockholder       Relationship                         Number of Shares
-------------------       ------------                         ----------------

John W. Jackson           Chairman of the Board and            1,210,000 1
                          Chief Executive Officer

Sol J. Barer, Ph.D.       Director, President                    515,000 2
                          and Chief Operating Officer

Robert J. Hugin           Chief Financial Officer                573,500 3
                          and Senior Vice President


----------------

1 Represents 1,210,000 shares of common stock issuable upon exercise of Celgene options granted pursuant to the 1998 Plan.

2 Represents 515,000 shares of common stock issuable upon exercise of Celgene options granted pursuant to the 1998 Plan.

3 Represents 573,500 shares of common stock issuable upon exercise of Celgene options granted pursuant to the 1998 Plan.

                              PLAN OF DISTRIBUTION

     The common stock covered by this prospectus may be offered and sold from time to time by the Selling Stockholders, including in one or more of the following transactions:

          o    on the NASDAQ National Market;

          o    in transactions other than the NASDAQ National Market;

          o    in connection with short sales;

          o    by pledge to secure debts and other obligations;

          o in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options;

          o    in a combination of any of the above transactions; or

          o pursuant to Rule 144, assuming the availability of an exemption from registration.

     The Selling Stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices.

     Broker-dealers that are used to sell shares will either receive discounts or commissions from the Selling Stockholders, or will receive commissions from the purchasers for whom they acted as agents.

     We have agreed with the Selling Stockholders to customary indemnification obligations with respect to the sale of the common stock by use of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     We have filed a registration statement with the SEC registering and describing the common stock. For further information on us and the common stock, you should refer to our registration statement on Form 8-A as set forth under "Incorporation by Reference."


                                  LEGAL MATTERS

     Proskauer Rose LLP, New York, New York, has passed on the validity of the shares.

                                     EXPERTS

     The consolidated financial statements and schedule of Celgene Corporation and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, incorporated by reference in this prospectus and registration statement have been audited by KPMG LLP, independent certified public accountants, as set forth in their report thereon and incorporated by reference herein which report, as to the years 1999 and 1998, is based in part on the report of Ernst & Young LLP, independent auditors, which is incorporated by reference herein. The consolidated financial statements and schedule referred to above are incorporated by reference herein and in the registration statement in reliance upon such reports given on the authority of said firms as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

          2. Proxy Statement for 2000 Annual Meeting of Stockholders filed May 5, 2000; and

          3. The description of the common stock set forth in the registration statement on Form 8-A, File No. 0-16132, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at the following address:

               Celgene Corporation
               7 Powder Horn Drive
               Warren, NJ 07059
               (732) 271-1001

     This Reoffer Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Reoffer Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.
     ------  ---------------------------------------

     The following documents filed with the Securities and Exchange Commission (the "Commission") by Celgene Corporation, a Delaware corporation (the "Corporation" or the "Registrant"), are incorporated herein by reference:

     1.   Annual Report on Form 10-K for the fiscal year ended December 31,
2000;

     2.   Proxy Statement for 2000 Annual Meeting of Stockholders filed May 5,
2000;

     3. The description of the common stock set forth in the registration statement on Form 8-A, File No. 0-16132, including any amendments or reports filed for the purpose of updating such description; and

     4. All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

     Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4. Description of Securities.
     ------  -------------------------

     Not applicable.

     Item 5. Interests of Named Experts and Counsel.
     ------  --------------------------------------

     Not applicable.

     Item 6. Indemnification of Directors and Officers.
     ------  -----------------------------------------

     Article EIGHTH of the Corporation's Certificate of Incorporation provides that the Corporation shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, its officers and directors against all expenses, judgments, fines and amounts paid in settlement incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding. The Certificate of Incorporation also extends indemnification to those serving at the request of the Corporation as directors, officers, employees or agents of other enterprises.

     In addition Article TENTH of the Corporation's Certificate of Incorporation provides that no director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for director's liability (i) for breach of the director's duty of loyalty to Celgene or its stockholders, (ii) for acts of or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     Pursuant to Section 145 of the General Corporation Law of the State of Delaware, Celgene maintains directors' and officers' liability insurance coverage.

     Item 7. Exemption from Registration Claimed.
     ------  -----------------------------------

     Not applicable

     Item 8. Exhibits.
     ------  --------

     5.1     Opinion of Proskauer Rose LLP*

     23.1    Consent of KPMG LLP

     23.2    Consent of Ernst & Young LLP

     23.3    Consent of Proskauer Rose LLP (included in Exhibit 5.1)

     24.1    Power of Attorney *

     99.1 Celgene Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit A to the Proxy Statement of the Registrant, filed May 5,
2000).


     *       previously filed

     Item 9. Undertakings.
     ------  ------------

     (a)     The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of New Jersey, on March 20, 2001.

                                   CELGENE CORPORATION

                                    By: /s/ John W. Jackson
                                        ============================
                                            John W. Jackson
                                        Chairman of the Board and
                                        Chief Executive Officer


                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signatures                      Title                         Date
----------                      -----                         ----

                                Chairman of the Board and     March 20, 2001
/s/ John W. Jackson             Chief Executive Officer
=========================       (Principal Executive Officer)
John W. Jackson

               *                Director, President           March 20, 2001
------------------------------  and Chief Operating Officer
Sol J. Barer, Ph.D.

               *                Chief Financial Officer       March 20, 2001
------------------------------  and Senior Vice President
Robert J. Hugin

               *                Director                      March 20, 2001
------------------------------
Jack L. Bowman

               *                Director                      March 20, 2001
------------------------------
Frank T. Cary

               *                Director                      March 20, 2001
------------------------------
Arthur Hull Hayes, Jr., M.D.

               *                Director                      March 20, 2001
------------------------------
Gilla Kaplan, Ph.D.

               *                Director                      March 20, 2001
------------------------------
Richard C.E. Morgan

               *                Director                      March 20, 2001
------------------------------
Walter L. Robb, Ph.D.

               *                Director                      March 20, 2001
------------------------------
Lee J. Schroeder
*   By power of Attorney

                                  EXHIBIT INDEX
                                  -------------


      Exhibit                         Description of Exhibit
      -------                         ----------------------


      5.1                             Opinion of Proskauer Rose LLP*


      23.1                            Consent of KPMG LLP


      23.2                            Consent of Ernst & Young LLP


      23.3                            Consent of Proskauer Rose LLP
                                      (included in Exhibit 5.1)


      24.1                            Power of Attorney*


      99.1 Celgene Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit A to the Proxy Statement of the Registrant, filed May 5, 2000).



*     previously filed